EXHIBIT 99.1

El Paso Energy Partners Increases 2001 Earnings Expectation;
               Provides Guidance for 2002


HOUSTON, TEXAS, December 12, 2001-El Paso Energy Partners L.P. (NYSE:EPN), one of the largest publicly traded master limited partnerships, today reaffirmed its earnings expectations of $12 million to $17 million for the fourth quarter 2001 and $55 million to $60 million for the full year ending December 31, 2001. EPN expects cash flow, as measured by earnings before interest, depreciation, and amortization (adjusted EBITDA), will total approximately $50 million for the fourth quarter 2001 and exceed $160 million for 2001, a 49-percent increase over the same period last year.

For 2002, EPN expects net income to increase to approximately $70 million and cash flow to exceed $230 million. These preliminary expectations are based only upon the company's current midstream asset portfolio and announced capital projects. Separately, EPN is reaffirming its expected capital investment budget for 2002 in the range of $500 million to $750 million. Included in this budget is the anticipated acquisition of additional midstream assets from El Paso Corporation, such as the EPGT Texas Pipeline
(GTT). The GTT assets include the largest intrastate pipeline in Texas, a strategically located gas storage facility, and numerous natural gas processing plants. GTT was purchased by El Paso in December 2000 for approximately $840 million. In January 2001, El Paso sold to EPN GTT's South Texas natural gas liquids business for $133 million. Based on preliminary discussions with El Paso, EPN expects to acquire the remaining GTT assets in early 2002.

In 2001, EPN significantly increased its cash flows and earnings through accretive acquisitions and new organic growth projects totaling capital investments of more than $540 million. To support this growth, the company successfully raised $528 million from the public capital markets (of which 54 percent was equity) and completed asset sales netting $108 million. Additionally, EPN increased its bank credit facility to $600 million, of which approximately $310 million is currently available. With a successful execution of the company's 2002 capital plan, EPN expects to maintain its strong balance sheet position by financing future acquisitions and new projects with 50-percent equity and 50-percent debt.

EPN's record performance in 2001 is largely due to increased cash flows from its diversified portfolio of midstream, fee-based assets including the addition of several key asset acquisitions completed throughout the year and organic growth in its core Gulf of Mexico pipeline and platform business. The 2001 acquisitions included the $133-million purchase of GTT's natural gas liquids business, the $198-million purchase of the Chaco cryogenic natural gas processing plant located in New Mexico, and the $85-million acquisition of the remaining 50-percent ownership interest in Deepwater Holdings L.P., which owns the High Island Offshore Pipeline System and the East Breaks Gathering System in the Gulf of Mexico.

Additionally in 2001, EPN successfully deployed its Prince Tension Leg Platform to serve the Deepwater Trend of the Gulf of Mexico and recently announced new offshore midstream projects including a 37-mile gas gathering system to serve Murphy Exploration and Production Company's Medusa discovery and a new floating platform and export pipelines to serve Anadarko Petroleum Corporation's Marco Polo Deepwater discovery. These projects provide solid growth prospects for 2003 and beyond.

EPN's expectations for a 44-percent increase in adjusted EBITDA in 2002 to more than $230 million are driven by the anticipated contributions from the Prince platform installed in September 2001, the Chaco and Deepwater Holdings assets acquired in October 2001, and the completion of the announced expansion of its Crystal natural gas storage facility located in Mississippi. Specifically, El Paso Energy Partners will benefit from a full year of revenues from the Prince platform, which should add $29 million to 2002 cash flow with 50 percent from guaranteed monthly payments. Additionally, the operations of the Chaco gas plant and the 50-percent interest in Deepwater Holdings are expected to add $34 million of cash flow in 2002. EPN also expects increased revenues from its Crystal Gas Storage unit, which plans to commence service from the expanded Petal Gas Storage cavern #7 in June 2002 under a 20-year firm storage contract with Southern Company. Revenue from this expansion is expected to add approximately $10 million of adjusted EBITDA in 2002 and $20 million per year thereafter on a full-year basis.

EPN increased its distribution to common unit holders twice during 2001, from an annual rate of $2.20 to $2.45-an 11.4-percent year-to-year increase. EPN expects to increase its distribution to at least $2.70 per common unit by the end of 2002. EPN's diversified midstream assets are the drivers for year-to-year cash flow improvement of 44 percent and provide the company the confidence that it can achieve its 2002 distribution growth target of 10 percent.

"Our current record cash flow levels and expected growth for 2002 are derived from sound investments EPN has made in strategic midstream fee-based assets," said Robert G. Phillips, chief executive officer of El Paso Energy Partners. "These assets generate a cash flow stream which is over 80-percent fee based and are supported by solid long-term contracts with creditworthy entities that utilize our assets and our services. Our businesses are geographically diversified across the midstream energy value chain and are financed in a financially prudent manner. El Paso Energy Partners engages in no energy trading activities, and our exposure to the Enron bankruptcy is negligible. Our investors should take comfort in the fact that we are an asset-rich entity with stable cash flows, a solid balance sheet, and have increased our limited partner distributions by approximately 10 percent per year over the life of the partnership. We expect that our current assets and strong growth prospects will lead to higher distribution increases in the future while maintaining a quality balance sheet."

El Paso Energy Partners, L.P. is a publicly owned master limited partnership. The partnership owns and operates a diversified set of midstream assets, including five offshore natural gas and oil pipelines and six production handling platforms located in the Gulf of Mexico. In addition, the partnership owns and operates a strategically located salt dome storage facility with 7.2 billion cubic feet of current storage capacity in Mississippi, a 450-mile coal bed methane gathering system in Alabama, more than 600 miles of natural gas liquids gathering and transportation pipelines and three fractionation plants located in South Texas, and a 700-thousand dekatherm per day cryogenic gas processing facility in the San Juan Basin of New Mexico. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.
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This release includes forward-looking statements and
projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.